As filed with the Securities and Exchange Commission on May 29, 2009.

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

__________________

VILLAGE BANK AND TRUST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	16-1694602 (I.R.S. Employer Identification Number)

15521 Midlothian Turnpike, Suite 200

Midlothian, Virginia 23113

(804) 897-3900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

__________________

Thomas W. Winfree

President and Chief Executive Officer

Village Bank and Trust Financial Corp.

15521 Midlothian Turnpike, Suite 200

Midlothian, Virginia 23113

(804) 897-3900

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

__________________

Copies to:

Wayne A. Whitham, Jr., Esq.

Charles W. Kemp, Esq.

Williams Mullen

Two James Center

1021 East Cary Street

Richmond, Virginia 23219

(804) 643-1991

___________

Approximate date of commencement of the proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on the Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Warrant to Purchase Common Stock, par Value $4.00 per share, and underlying shares of Common Stock (1)	499,029 (1)	$4.43 (2)	$2,210,698 (2)	$123.36

(1)

There are being registered hereunder (a) a warrant for the purchase of 499,029 shares of common stock with an initial per share exercise price of $4.43, (b) the 499,029 shares of common stock issuance upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(2)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $4.43.

__________________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is included in a registration statement that we filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 29, 2009

Prospectus

VILLAGE BANK AND TRUST FINANCIAL CORP.

WARRANT TO PURCHASE 499,029 SHARES OF COMMON STOCK

499,029 SHARES OF COMMON STOCK

This prospectus relates to the potential resale from time to time by selling securityholders of a warrant to purchase 499,029 shares of our common stock and any shares of our common stock issuable from time to time upon exercise of the warrant. In this prospectus, we refer to the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The warrant, along with a new series of preferred stock, our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”), was issued by us pursuant to the Letter Agreement dated May 1, 2009, and the related Securities Purchase Agreement — Standard Terms (collectively, the “Purchase Agreement”), between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act.

The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

We will not receive any proceeds from the sale of the securities by the selling securityholders.

The warrant is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

Our common stock is traded on the Nasdaq Capital Market under the symbol “VBFC.” On May 28, 2009, the closing price of our common stock on the Nasdaq Capital Market was $4.40 per share. You are urged to obtain current market quotations of our common stock.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 2.

Our principal executive offices are located at 15521 Midlothian Turnpike, Suite 200, Midlothian, Virginia 23113 and our telephone number is (804) 897-3900. Our Internet address is http://www.villagebank.com.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is           , 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process.  Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement.  We urge you to read this prospectus and, if applicable, any prospectus supplement together with additional information described under the headings “Available Information” and “Incorporation of Certain Documents by Reference.”

As used in this prospectus, “Village Bank and Trust Financial Corp.,” “the Company,” “we,” “us,” and “our” refer to Village Bank and Trust Financial Corp. and its subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”). You may read and copy any of these filed documents at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC, 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Our Internet address is http://www.villagebank.com.  The Company makes available on its website, free of charge, its periodic and current reports, proxy and information statements and other information we file with the SEC and amendments thereto as soon as reasonably practicable after the Company files such material with, or furnishes such material to, the SEC, as applicable.  Unless specifically incorporated by reference, the information on our website is not part of this prospectus.

This prospectus is part of a Registration Statement and does not contain all of the information included in the Registration Statement. Whenever a reference is made in this prospectus or any prospectus supplement, if applicable, to any contract or other document of ours, you should refer to the exhibits that are a part of the Registration Statement for a copy of the referenced contract or document. Statements contained in this prospectus concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information that we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus.

ii

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering covered by this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 31, 2009;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 14, 2009; and
•	Our Current Report on Form 8-K filed with the SEC on May 6, 2009.

On the written or oral request of each person, including any beneficial owner, to whom a copy of this prospectus is delivered, we will provide, without charge, a copy of any or all of the documents incorporated in this prospectus or in any related prospectus supplement by reference, except the exhibits to those documents, unless the exhibits are specifically incorporated by reference.

Written requests for copies should be directed to Harril Whitehurst, Jr., Chief Financial Officer, Village Bank and Trust Financial Corp., 15521 Midlothian Turnpike, Suite 200, Midlothian, Virginia 23113.  Telephone requests for copies should be directed to (804) 897-3900.

You should rely only upon the information provided in this document, or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover or the date given in the applicable document.

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SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” our financial statements and the notes thereto incorporated by reference to our annual report and quarterly reports, and the other documents we refer to and incorporate by reference in this prospectus for a more complete understanding of us and this offering before making an investment decision. In particular, we incorporate important business and financial information in this prospectus by reference.

Village Bank and Trust Financial Corp.

We are a bank holding company organized under the laws of the Commonwealth of Virginia and are registered under the federal Bank Holding Company Act. It has one banking subsidiary, Village Bank, which has a corporate headquarters building and 14 branches in the Richmond, Virginia area.

We are engaged in the business of offering banking services to the general public. Through our subsidiary Village Bank, we offer checking accounts, savings and time deposits, and commercial, real estate, personal, home improvement, automobile and other installment and term loans. We also offer financial services, travelers’ checks, safe deposit boxes, collection, notary public and other customary bank services (with the exception of trust services) to our customers. The three principal types of loans that the bank makes are commercial and industrial loans, real estate loans and loans to individuals for household, family and other consumer expenditures.

Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “VBFC.”

Our principal executive offices are located at 15521 Midlothian Turnpike, Suite 200, Midlothian, Virginia 23113 and our telephone number is (804) 897-3900.

Securities Being Offered

On May 1, 2009, we entered into a Letter Agreement and a Securities Purchase Agreement — Standard Terms with the United States Department of the Treasury, pursuant to which we agreed to issue and sell, and the Treasury agreed to purchase, (i) 14,738 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase up to 499,029 shares of our common stock, par value $4.00 per share, at an initial exercise price of $4.43 per share. The warrant was immediately exercisable upon its issuance and will expire on May 1, 2019.

The issuance of the Series A Preferred Stock and the warrant were completed in a private placement to the Treasury exempt from the registration requirements of the Securities Act of 1933. We were required under the terms of the Securities Purchase Agreement to register for resale the warrant and the shares of our common stock underlying the warrant. The terms of the warrant and our common stock are described under “Description of the Warrant” and “Description of Capital Stock.” The Securities Purchase Agreement was attached as Exhibit 10.1 to our Current Report on Form 8-K filed on May 6, 2009 and incorporated into this prospectus by reference. See “Where You Can Find More Information.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties and the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference into this prospectus, any risks described in any applicable prospectus supplement and the risks relating to our common stock described below, before you make an investment decision regarding the securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Specific to the Common Stock

The securities purchase agreement between us and Treasury limits our ability to pay dividends on and repurchase our common stock.

We have not historically paid cash dividends on our common stock.  The securities purchase agreement between us and Treasury provides that prior to the earlier of (i) May 1, 2012 and (ii) the date on which all of the shares of the Series A Preferred Stock have been redeemed by us or transferred by Treasury to third parties, we may not, without the consent of Treasury, (a) pay a cash dividend on our common stock or (b) subject to limited exceptions, redeem, repurchase or otherwise acquire shares of our common stock or preferred stock other than the Series A Preferred Stock or trust preferred securities.  In addition, we are unable to pay any dividends on our common stock unless we are current in our dividend payments on the Series A Preferred Stock.  These restrictions, together with the potentially dilutive impact of the warrant described in the next risk factor, could have a negative effect on the value of our common stock.  Moreover, holders of our common stock are entitled to receive dividends only when, as and if declared by our Board of Directors.

The Series A Preferred Stock impacts net income available to our Common Shareholders and earnings per common share, and the warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on the Series A Preferred Stock will reduce the net income available to Common Shareholders and our earnings per common share.  The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of the Company. Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the warrant we issued to Treasury in conjunction with the sale to Treasury of the Series A Preferred Stock is exercised.  The shares of common stock underlying the warrant represent approximately 10.55% of the shares of our common stock outstanding as of May 28, 2009 (including the shares issuable upon exercise of the warrant in total shares outstanding).  Although Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the warrant, a transferee of any portion of the warrant or of any shares of common stock acquired upon exercise of the warrant is not bound by this restriction.

The price of our common stock can be volatile.

The price of our common stock can fluctuate widely in response to a variety of factors. Factors include actual or anticipated variations in our quarterly operating results, recommendations by securities analysts, operating and stock price performance of other companies, news reports, results of litigation and other factors, including those described in this “Risk Factors” section. General market fluctuations, industry factors and general economic conditions and events, such as economic slowdowns or recessions, interest rate changes and credit loss trends could also cause our common stock price to decrease regardless of our operating results. Our common stock also has a low average daily trading volume relative to many other stocks, which may limit an investor’s ability to quickly accumulate or divest themselves of large blocks of our stock. This can lead to significant price swings even when a relatively small number of shares are being traded.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus may contain forward-looking statements. For this purpose, any statement that is not a statement of historical fact may be deemed to be a forward-looking statement. These forward-looking statements may include statements regarding profitability, liquidity, allowance for loan losses, interest rate sensitivity, market risk, growth strategy and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends” or other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements.

There are many factors that could have a material adverse effect on our operations and future prospects including, but not limited to, changes in interest rates, general economic conditions, the quality or composition of the loan or investment portfolios, the level of nonperforming assets and charge-offs, the local real estate market, volatility and disruption in national and international financial markets, government intervention in the U.S. financial system, demand for loan products, deposit flows, competition, and accounting principles, policies and guidelines. Monetary and fiscal policies of the U.S. Government could also adversely affect us; such policies include the impact of any regulations or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008 (EESA), the American Recovery and Reinvestment Act of 2009 (ARRA) and other policies of the Office of the Comptroller of the Currency, U.S. Treasury and the Federal Reserve Board.

While we have not experienced significant losses during the current economic climate, a continuation of the recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions in the United States. Concerns about the stability of the U.S. financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction of business activity, and increased market volatility. It is not clear at this time what impact the EESA, the ARRA or other liquidity and funding initiatives of the Treasury and other bank regulatory agencies that have been announced or any additional programs that may be initiated in the future will have on the financial markets and the financial services industry. The extreme levels of volatility and limited credit availability currently being experienced could continue to affect the U.S. banking industry and the broader U.S. and global economies, which would have an effect on all financial institutions, including us.

These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. In addition, past results of operations are not necessarily indicative of future results.

USE OF PROCEEDS

We will not receive any proceeds from any sale of the securities by the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following description is a summary of the material provisions of our Articles of Incorporation and Bylaws. Copies of the Articles of Incorporation and Bylaws have been filed with the Securities and Exchange Commission and are incorporated into this prospectus.

General

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $4.00 per share, and 1,000,000 shares of preferred stock, par value $4.00 per share. As of May 28, 2009, there were 4,230,590 shares of common stock outstanding and 14,738 shares of preferred stock outstanding.

Common Stock

Voting Rights. Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends. Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from Village Bank and its subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiary, our ability to pay dividends will be subject to certain regulatory restrictions.

No Preemptive or Conversion Rights. Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments. All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

Preferred Stock

The Board of Directors may, from time to time, by action of a majority, issue shares of the authorized, undesignated preferred stock, in one or more class or series. In connection with any such issuance, the Board of Directors may by resolution determine the designation, voting rights, preferences as to dividends, in liquidation or otherwise, participation, redemption, sinking fund, conversion, dividend or other special rights or powers, and the limitations, qualifications and restrictions of such shares of preferred stock.

As of the date hereof, the Board of Directors has created one series of preferred stock, the Series A Preferred Stock, which was issued to the Treasury.  The Series A Preferred Stock consists of 14,738 shares having a liquidation amount per share equal to $1,000. The Series A Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year, prior to the payment of dividends on any shares of Junior Stock, as defined in our Articles of Incorporation.

The Series A Preferred Stock is non-voting, except in limited circumstances. Prior to the third anniversary of issuance, unless the Company has redeemed all of the Series A Preferred Stock or the Treasury has transferred all of the Series A Preferred Stock to a third party, the consent of the Treasury will be required for the Company to increase its common stock dividend or repurchase its common stock or other equity or capital securities, other than in connection with benefit plans consistent with past practice and certain other circumstances specified in the Purchase Agreement. In the event that we do not pay dividends on the Series A Preferred Stock for six dividend periods, whether or not consecutive, the size of our board of directors will automatically be increased by two and the holders of the Series A Preferred Stock shall have the right to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, on all outstanding shares of Series A Preferred Stock have been declared and paid in full.  The foregoing description of the Series A Preferred Stock is qualified in its entirety by reference to the Articles of Amendment to the Articles of Incorporation designating such series.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General. Our Articles of Incorporation and Bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors. Our Articles of Incorporation divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the Articles of Incorporation and Bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Increasing the Number of Directors. Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our Articles of Incorporation do not reserve the power to amend the Bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the board of directors from amending the Bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our Bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings. Pursuant to our Bylaws, special meetings of shareholders may be called only by our president or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders’ meetings unless they are able to persuade the president or a majority of the board of directors to call a special meeting.

Advance Notification Requirements. Our Bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors at annual shareholders meeting to provide us advance notice of at least 60 days before the date of the scheduled annual meeting.

Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the provisions governing Affiliated Transactions, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Village Bank and Trust Financial Corp. has not adopted such an amendment.

Control Share Acquisitions. The Virginia Stock Corporation Act also contains provisions regulating certain “Control Share Acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a Control Share Acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the Control Share Acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations. The Bylaws of Village Bank and Trust Financial Corp. do not contain a provision that makes these provisions inapplicable to acquisitions of our common stock.

DESCRIPTION OF THE WARRANT

The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of common stock Subject to the warrant

The warrant is initially exercisable for 499,029 shares of our common stock. If we complete one or more qualified equity offerings on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $14.738  million, which is equal to 100% of the aggregate liquidation preference of the Series A Preferred Stock, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 249,515 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the warrant.”

Exercise of the warrant

The initial exercise price applicable to the warrant is $4.43 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before May 1, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by the Company of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the warrant.”

Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last day preceding the exercise of the warrant (less the pro-rated exercise price of the warrant) for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Capital Market.

Rights as a Shareholder

The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.

Transferability

The initial selling securityholder may not transfer a portion of the warrant with respect to more than 249,515 shares of common stock until the earlier of the date on which the Company has received aggregate gross proceeds from a qualified equity offering of at least $14.738 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable.

Adjustments to the warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay stock dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.

Anti-dilution Adjustment. Until the earlier of May 1, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:

•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our Board of Directors;

•

in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions (but do not include other private transactions); and

•	in connection with the exercise of preemptive rights on terms existing as of May 1, 2009.

Other Distributions. If we declare any dividends or distributions other than our historical, ordinary cash dividends, the exercise price of the warrant will be adjusted to reflect such distribution.

Certain Repurchases. If we affect a pro rata repurchase of common stock both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.

Business Combinations. In the event of a merger, consolidation or similar transaction involving the Company and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the preferred stock or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Capital Market in the case of the common stock;

•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or
•	through the writing of options, whether the options are listed on an options exchange or otherwise.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock issuable upon exercise of the warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock issuable upon exercise of the warrant and deliver common stock to close out short positions, or loan or pledge the common stock issuable upon exercise of the warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, or the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

The warrant is not listed on an exchange and, unless requested by the initial selling securityholder, we do not intend to list the warrant on any exchange.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS

On May 1, 2009, we issued the securities covered by this prospectus to the United States Department of the Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	A warrant to purchase 499,029 shares of our common stock, representing beneficial ownership of approximately 10.55% of our common stock as of May 28, 2009; and

•	499,029 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent beneficial ownership of approximately 10.55% of our common stock as of May 28, 2009.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities, subject to restrictions on exercise of voting rights on common stock issuable upon exercise of the warrant as described in “Description of the Warrant” above.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering. For purposes of this prospectus, we have assumed that, after completion of the offering covered by this prospectus, none of the securities covered by this prospectus will be held by the selling securityholders.

Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.

Information about the selling securityholders may change over time and changed information will be set forth in supplements to this prospectus if and when necessary.

LEGAL MATTERS

The validity of the warrant and the common stock offered hereby will be passed upon for us by Williams Mullen, counsel to the Company.

EXPERTS

The financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following sets forth our expenses in connection with the offering described in the Registration Statement (all of which we will bear).

SEC registration fee	$123*
Legal fees and expenses	10,000
Accountants’ fees and expenses	1,500
Printing expenses	2,500
Other	1,000
Total expenses	$15,123

* Represents actual expenses. All other expenses are estimates.

Item 15.	Indemnification of Directors and Officers.

As permitted by the Virginia Stock Corporation Act, the Articles of Incorporation of Village Bank and Trust Financial Corp. contain provisions that indemnify its directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to Village Bank and Trust Financial Corp. or its shareholders for breach of their fiduciary duties, except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of Village Bank and Trust Financial Corp. or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the Articles of Incorporation of Village Bank and Trust Financial Corp. provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. Village Bank and Trust Financial Corp. has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

The rights of indemnification provided in the Articles of Incorporation of Village Bank and Trust Financial Corp. are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Village Bank and Trust Financial Corp. pursuant to the foregoing provisions, Village Bank and Trust Financial Corp. has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.	Exhibits.

Exhibit No.	Description

3.1

Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

4.1

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

4.2	Warrant to Purchase Shares of Common Stock, dated May 1, 2009, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

5.1	Opinion of Williams Mullen*

10.1

Letter Agreement, dated as of May 1, 2009, by and between Village Bank and Trust Financial Corp. and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

23.1	Consent of BDO Seidman, LLP*

23.2	Consent of Williams Mullen (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*Filed herewith

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Chesterfield, Commonwealth of Virginia, on May 29, 2009.

VILLAGE BANK AND TRUST FINANCIAL CORP.

By:	/s/ Thomas W. Winfree

Thomas W. Winfree

President and Chief Executive Officer

Each of the undersigned hereby appoints Thomas W. Winfree as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Thomas W. Winfree
Thomas W. Winfree	President and Chief Executive Officer and Director (Principal Executive Officer)	May 29, 2009
/s/ C. Harril Whitehurst, Jr.
C. Harril Whitehurst, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 29, 2009
/s/ R.T. Avery, III
R.T. Avery, III	Director	May 29, 2009
/s/ Donald J. Balzer, Jr.
Donald J. Balzer, Jr.	Director and Vice Chairman of the Board	May 29, 2009
/s/ Craig D. Bell
Craig D. Bell	Director and Chairman of the Board	May 29, 2009
/s/ William B. Chandler
William B. Chandler	Director	May 29, 2009

/s/ R. Calvert Esleeck, Jr.
R. Calvert Esleeck, Jr.	Director	May 29, 2009
/s/ George R. Whittemore
George R. Whittemore	Director	May 29, 2009
/s/ Michael L. Toalson
Michael L. Toalson	Director	May 29, 2009
/s/ O. Woodland Hogg, Jr.
O. Woodland Hogg, Jr.	Director	May 29, 2009
/s/ Michael A. Katzen
Michael A. Katzen	Director	May 29, 2009
/s/ Charles E. Walton
Charles E. Walton	Director	May 29, 2009
/s/ John T. Wash, Sr.
John T. Wash, Sr.	Director	May 29, 2009

EXHIBIT INDEX

Exhibit No.	Description

3.1

Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

4.1

Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

4.2	Warrant to Purchase Shares of Common Stock, dated May 1, 2009, filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

5.1	Opinion of Williams Mullen*

10.1

Letter Agreement, dated as of May 1, 2009, by and between Village Bank and Trust Financial Corp. and the United States Department of the Treasury, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 6, 2009 and incorporated herein by reference

23.1	Consent of BDO Seidman, LLP*

23.2	Consent of Williams Mullen (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*Filed herewith